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                         AMENDMENT TO RIGHTS AGREEMENT


          This Amendment is made as of October 15, 1998 by and between Exide Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust company, a New York corporation (the "Rights Agent").

                                   RECITALS
                                   --------

          The Company and the Rights Agent are parties to a Rights Agreement dated as of September 18, 1998 (the "Agreement"). The Board of Directors of the Company has determined to permit the State of Wisconsin Investment Board to increase its beneficial ownership in the Company up to 20% of the outstanding Common Stock (as defined in the Agreement) and has authorized the execution of this Amendment in order to permit such ownership under the Agreement.

          NOW, THEREFORE, in consideration of the premises, the parties hereby amend the Agreement by substituting the following for the last sentence of
Section 1(a) thereof:

               "Notwithstanding the foregoing, (1) if any Person, together with all Affiliates and Associates of such Person, is on the date of this Agreement the Beneficial Owner of a greater percentage than 15% of the Common Stock outstanding, then as to such Person, Affiliates and Associates, such greater percentage (but no more) shall be deemed substituted for all purposes herein for 15% and (ii) as to the State of Wisconsin Investment Board, 20% of the Common Stock outstanding shall be substituted for all purposes herein for 15%."


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                    EXIDE CORPORATION


                                    By:    /s/ John R. Van Zile
                                    Name:  John R. Van Zile
                                    Title: Vice President and General Counsel


                                    AMERICAN STOCK TRANSFER AND TRUST
                                     COMPANY


                                    By:    /s/ Herbert J. Lemmer
                                    Name:  Herbert J. Lemmer
                                    Title: Vice President